PROSPECTUS SUPPLEMENT NO. 5	Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated December 19, 2007)	Registration No. 333-148186

POWERWAVE TECHNOLOGIES, INC.

$150,000,000

3.875% Convertible Subordinated Notes Due 2027 and

17,221,590 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in that certain prospectus dated December 19, 2007 of Powerwave Technologies, Inc. (the “Company”), relating to the offer and sale from time to time of up to $150,000,000 of the Company’s 3.875% Convertible Subordinated Notes due 2027, or the notes, and 17,221,590 shares of the Company’s outstanding common stock that are issuable upon conversion of the notes, which are held by certain securityholders named in the prospectus under the section entitled “Selling Securityholders”. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and supplements the information set forth in the prospectus under the section entitled “Selling Securityholders” with respect to the selling securityholders named below and the respective notes and shares of common stock beneficially owned by such selling securityholders that may be offered pursuant to the prospectus:

		Number of Shares of Common Stock
Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Beneficially Owned (1)(2)	Offered Hereby (1)
Canyon Capital Arbitrage Master Fund, Ltd.	$10,500,000	1,205,511	1,205,511
Canyon Value Realization Fund (Cayman), Ltd.	$11,400,000	1,308,841	1,308,841
Canyon Value Realization Fund, L.P.	$4,353,000	499,771	499,771
Canyon Value Realization MAC 18 Ltd.	$747,000	85,764	85,764
Lyxor/Canyon Capital Arbitrage Fund Limited	$3,000,000	344,432	344,432
Whitebox Diversified Convertible Arbitrage Partners, LP	$4,000,000	459,242	459,242

(1)	Includes shares of Common Stock issuable upon conversion of Notes, assuming conversion of all the named selling securityholder’s Notes at the initial conversion rate of 114.8106 shares of Common Stock per $1,000 principal amount at maturity of the Notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes – Conversion Rights – Adjustments to Conversion Rate.” As a result, the number of shares of Common Stock issuable upon conversion of the Notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(2)	In addition to shares of Common Stock issuable upon conversion of the Notes as described in footnote (1), also includes shares of Common Stock identified to us by the selling securityholder as owned by it.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

The date of this prospectus supplement is August 26, 2008.